Exhibit 10.7

International Swaps and Derivatives Association, Inc.

FORM OF SCHEDULE

to the

2002 Master Agreement

dated as of             , 2016

between

MERRILL LYNCH INTERNATIONAL,

a company organized under the laws of England and Wales,

(“Party A”)

and

LONG DOLLAR GOLD TRUST (THE “FUND”),

a series of

WORLD CURRENCY GOLD TRUST (THE “TRUST”)

a statutory trust organized under the laws of the State of Delaware

(“Party B”)

Part 1

Termination Provisions

(a)	“Specified Entity” means in relation to Party A for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): none.

“Specified Entity” means in relation to Party B for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): none.

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement but shall also include any transaction with respect to margin loans, cash loans and short sales of any financial instrument, and as amended by inserting the words, “or any Affiliate of Party A” immediately after “Agreement” in the second line thereof.

(c)	The “Cross-Default” provisions of Section 5(a)(vi):

will apply to Party A and

will apply to Party B;

provided, however, that such provision shall be amended by inserting the following after clause (2) thereof: “provided, however, that, notwithstanding the foregoing, an Event of Default shall not occur under Section 5(a)(vi)(2) above if (I) the failure to pay or deliver referred to in Section 5(a)(vi)(2) is caused by an error or omission of an administrative or operational nature, (II) funds were available to such Party to enable it to make the relevant payment or delivery when due and (III) such payment or delivery is made within three (3) Local Business Days following the date on which written notice about such failure to pay or deliver is given to such party.”

In connection therewith, “Specified Indebtedness” will not have the meaning specified in Section 14, and such definition shall be replaced by the following: “any obligation in respect of the payment or repayment of moneys (whether present or future, contingent or otherwise, as principal or surety or otherwise) including, but without limitation, any obligation in respect of borrowed money, except that such term shall not include obligations in respect of deposits received in the ordinary course of a Party’s banking business.” In addition, with respect to Party B, “Specified Indebtedness” shall include, without limitation, the obligations of Party B under the Shares.

“Threshold Amount” means with respect to Party A an amount equal to three percent (3%) of the Shareholders’ Equity of Bank of America Corporation and with respect to Party B, an amount [equal to USD 10,000,000] (or the equivalent in another currency, currency unit or combination thereof).

“Shareholders’ Equity” means with respect to an entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(v):

will apply to Party A and

will apply to Party B

(e)	The “Automatic Early Termination” provision of Section 6(a):

will not apply to Party A and

will not apply to Party B

(f)	“Termination Currency” will not apply and, instead, payments shall be made in Bullion as provided herein.

(g)	Additional Termination Event will apply. Each of the following shall constitute an Additional Termination Event with respect to the Party as specified below.

(i)	[Material Adverse Change. A “Material Adverse Change” Additional Termination Event shall occur if; after a Transaction is entered into, and after giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to: (1) the adoption of, or any change in, any applicable law, directive, regulation, accounting rule, practice or principle; or (2) any change in the interpretation or application by any competent supranational, governmental, judicial or regulatory authority of any such applicable law, directive, regulation, rule, practice or principle, as a direct result of which the economic benefit of participation in any existing or future Transactions would be materially adversely affected; but excluding any event or circumstance which would otherwise constitute or give rise to an “Illegality”, a “Force Majeure” or a “Hedging Disruption/Change in Law”.

Provided that, if a “Material Adverse Change” has occurred, as a condition to the right to designate an Early Termination Date under Section 6(b)(iv), the Parties shall use all reasonable efforts (which will not require either Party to incur a loss, other than immaterial, incidental expenses) to address the issue giving rise to the “Material Adverse Change” within 20 days (or such other period as the Parties may between them agree) after giving notice under Section 6(b)(i) (the “MAC Waiting Period”). Provided further that, on the expiration of the MAC Waiting Period, if the relevant Termination Event is then continuing, either Party may, by not more than 20 days’ notice to the other Party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions, in accordance with the provisions of Section 6(b)(iv).]

(ii)	Breach of Acknowledgement or Covenant. In the event of a breach of paragraph (a) or (b) of Part 6 (Additional Acknowledgments and Covenants) hereof, then an Additional Termination Event will occur.

(iii)	Breach of Authorized Participant provisions. In the event of a breach of Part 7 (Authorized Participants) hereof, then an Additional Termination Event will occur.

(g)	Optional Early Termination. Notwithstanding anything in the Agreement to the contrary, either Party may designate an Early Termination Date in respect of all Transactions (irrespective of whether any Shares are to be redeemed) upon not less than [six] months’ written notice, such notice to be given not earlier than the day falling on the [second] anniversary of the date of this Agreement.

Part 2

[Tax Representations]

(a)	[Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will make the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any delivery or payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other Party under this Agreement. In making this representation, it may rely on: (i) the accuracy of any representations made by the other Party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Sections 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other Party pursuant to Sections 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other Party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) and the other Party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.]

(b)	[Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below, if any:

(i)	The following representation will apply to Party A:

(A)	Party A is a company organized under the laws of England and Wales. It is a hybrid entity that is treated as a pass-thru entity for U.S. federal income tax purposes and each partner or owner of Party A is a “non-U.S. branch of a foreign person” for purposes of section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations and a “foreign person” for purposes of section 1.6041-4(a)(4) of the United States Treasury Regulations.

(ii)	The following representations will apply to Party B:

(A)	Party B is a statutory trust organized under the laws of the State of Delaware. It is treated as a grantor trust for U.S. federal income tax purposes.]

Part 3

Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and 4(a)(ii) of this Agreement, each Party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are:-

Party required to deliver document	Document	Date by which to be delivered

Party A	A correct and complete U.S. Internal Revenue Service Form W-8BEN-E or any successor thereto.	(i) Before the first Payment Date under this Agreement, (ii) before December 31 of each third succeeding calendar year, (iii) promptly upon reasonable demand by Party B, and (iv) promptly upon learning that any such tax form previously provided by Party A has become expired, obsolete or incorrect.

Party B	A valid U.S. Internal Revenue Service Form W-9 or any successor thereto.	(i) Upon execution and delivery of this Agreement, (ii) promptly upon reasonable demand by Party A, and (iii) promptly upon learning that any such tax form previously provided by Party B has become obsolete or incorrect.

(b)	Other documents to be delivered are:-

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party A and Party B	Resolution(s) of its board of directors or other documents authorizing the execution and delivery of this Agreement and the Transactions thereunder.	Upon execution and delivery of this Agreement.	Yes

Party A and Party B	Incumbency certificate or other documents evidencing the authority of individuals executing this Agreement or any other document executed in connection with this Agreement.	Upon execution and delivery of this Agreement or any other documents executed in connection with this Agreement.	Yes

Party A	Annual Report of Bank of America Corporation containing audited, consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such Party is organized.	To be made available on www.bankofamerica.com/investor/ as soon as available and in any event within 90 days after the end of each fiscal year of Party A.	Yes

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party A	Quarterly Financial Statements of Bank of America Corporation thereof containing unaudited, consolidated financial statements of such Party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which such Party is organized.	To be made available on www.bankofamerica.com/investor/ as soon as available and in any event within 30 days after the end of each fiscal quarter of Party A.	Yes

Party B	Annual Report of Party B containing audited, consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such Party is organized.	As soon as available and in any event within 90 days after the end of each fiscal year of Party B.	Yes

Party B	Quarterly Financial Statements of Party B containing unaudited, consolidated financial statements of such Party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which such Party is organized.	As soon as available and in any event within 30 days after the end of each fiscal quarter of Party B.	Yes

Party B	Legal opinion with respect to Party B from Morgan, Lewis & Bockius LLP as to Party B’s capacity, authorization and execution and as to Party B’s obligations under this Agreement being valid, binding and enforceable.	Upon execution and delivery of this Agreement	No

Party A and Party B	Such other documents as the other Party may reasonably request.	Promptly following reasonable demand by the other Party.	No

Part 4

Miscellaneous

(a)	Address for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Bank of America Merrill Lynch

Bank of America Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

United Kingdom

Attention: Agreements & Documentation

Facsimile No.: (44-20) 7996 2995

With a copy to the following address:-

Email: dg.dg_gmg_cid_fax_notices@bofasecurities.com

Address for financial statements to Party A:-

Address: Bank of America Merrill Lynch, Bank of America Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ.

Attention: Financial Institutions Credit Risk; and Corporate Credit Risk

Address for notices or communications to Party B:

WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10075

Attention: Legal Department

With a copy to the following email addresses:

Brian.bellardo@gold.org

Benoit.autier@gold.org

Greg.collett@gold.org

(b)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Bank of America, 25 W 51st St; New York, NY 10019.

Party B appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(b) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent.

For the purposes of this Agreement, the Calculation Agent shall be Party A, provided that if an Event of Default occurs and is continuing with respect to Party A, Party B shall appoint a Substitute Dealer to act as alternate Calculation Agent for so long as such Event of Default continues. If Party B is unable, after using commercially reasonable efforts, to appoint a Substitute Dealer by 12:00 P.M. (New York time) on the second Local Business Day after becoming aware of such Event of Default (the “Alternate Calculation Agent Appointment Date”), Party B shall act as the alternate Calculation Agent for so long as such Event of Default continues, provided that, immediately following 12:00 P.M. (New York time) on the Alternate Calculation Agent Appointment Date, Party B shall provide to Party A reasonable evidence of its efforts to contact at least four (4) qualified entities to serve as a Substitute Dealer by the Alternate Calculation Agent Appointment Date and Party B’s designation as the alternate Calculation Agent pursuant to the foregoing shall be contingent upon Party A’s receipt of evidence of Party B contacting at least four (4) qualified potential Substitute Dealers. Following any such designation of an alternate Calculation Agent, if no Event of Default in respect of Party A is then continuing, the Calculation Agent shall again be Party A.

For the purposes of these paragraphs, “Substitute Dealer” means a leading dealer in the relevant market that is not an Affiliate of either Party having a long-term senior unsecured debt rating ascribed to it by each of S&P Global Ratings and Moody’s Investors Service, Inc., no lower than the higher of the equivalent ratings of Party A or its Credit Support Provider (or in the case of an Event of Default with respect to Party A and its Credit Support Provider, no lower than the higher of the equivalent ratings of Party A or its Credit Support Provider as of the date of this Agreement) that agrees to serve as a Substitute Dealer for no more than $10,000 per calculation or determination. The cost of any Substitute Dealer shall be borne by both Parties equally. All calculations and determinations by the Substitute Dealer shall be made in good faith and in a commercially reasonable manner.

No duty or liability of any nature whatsoever shall be owed by the Calculation Agent to any holder or potential holder of Shares in connection with any determination made hereunder.

(f)	Credit Support Document. Details of any Credit Support Document:

With respect to Party A: Guaranty of the Credit Support Provider.

With respect to Party B: Not applicable.

(g)	Credit Support Provider.

Credit Support Provider means in relation to Party A: Bank of America Corporation.

Credit Support Provider means in relation to Party B: Not applicable.

(h)	Governing Law; Consent To Jurisdiction; Choice Of Forum.

(i)	This Agreement shall be construed in accordance with, and this Agreement and all claims and causes of action arising out of the transactions contemplated hereby shall be governed by, the laws of the State of New York (other than choice of law rules that would require the application of the laws of any other jurisdiction).

(ii)	Pursuant to Section 5-1402 of the New York General Obligations Law, all actions or proceedings arising in connection with this Agreement shall be tried and litigated in state or federal courts located in the borough of Manhattan, New York City, State of New York. Each Party hereto waives any right it may have to assert the doctrine of forum non conveniens, to assert that it is not subject to the jurisdiction of such courts or to object to venue to the extent any proceeding is brought in accordance with this section.

(i)	Netting of Payments. “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions, starting as of the date of this Agreement. For the avoidance of doubt, this election shall also apply to any obligation to deliver Bullion (which shall be treated as the “payment” of an “amount” in accordance with Section 2(c)).

(j)	In respect of Party A, “Affiliate” will have the meaning specified in Section 14 of this Agreement.

In respect of Party B, “Affiliate” will not be applicable.

(k)	Absence of Litigation. For the purpose of Section 3(c):

“Specified Entity” means in relation to Party A, none.

“Specified Entity” means in relation to Party B, none.

(l)	No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, each of the following will constitute an Additional Representation, which will be made by the Party indicated below at the times specified below:

(i)	Mutual Representations. Each Party makes the following representations to the other Party (which representations will be deemed to be repeated by each Party on each date on which a Transaction is entered into):

(A)	Relationship Between Parties. Absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction:

(1)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other Party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(2)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(3)	Status of Parties. The other Party is not acting as a fiduciary for or an advisor to it in respect of that Transaction.

(B)	Eligible Contract Participant. It is an “eligible contract participant” and that each guarantor of its Swap Obligations, if any, is an “eligible contract participant,” as such term is defined in the U.S. Commodity Exchange Act, as amended.

(C)	Transfer free and unencumbered. At the time of transfer to the other Party of any Bullion; it will have the full and unqualified right to make such transfer and that such transfer of Bullion shall be free of all rights, title and interest in the Bullion such that the Bullion vests in the relevant transferee free and clear of any Encumbrance or any other interest of the relevant transferor or of any third person.

(ii)	Additional Representations of Party B. Party B hereby represents and warrants as follows, each of which Additional Representation shall be deemed to be made and repeated on the date of this Agreement and at all times until the termination of this Agreement:

(A)	Prospectus disclosures. That, to the best of its knowledge and belief, the Prospectus complies with all applicable laws and makes appropriate disclosure in relation to the Shares for the purposes of such laws.

(B)	Municipal entity. That it is not, and does not act on behalf of, either a “municipal entity” or “obligated person” (in each case as defined in Section 15B of the Securities Exchange Act of 1934 and the rules adopted by the SEC with respect to municipal advisor registration).

(C)	Non-ERISA Representation. [That for so long as shares of the Fund are held by 100 or more holders] it is not (i) an employee benefit plan (hereinafter an “ERISA Plan”), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA or a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or subject to any other statute, regulation, procedure or restriction that is materially similar to Section 406 of ERISA or Section 4975 of the Code (together with ERISA Plans, “Plans”), (ii) a person any of the assets of whom constitute assets of a Plan, or (iii) in connection with any Transaction under this Agreement, a person acting on behalf of a Plan, or using the assets of a Plan. It will provide notice to Party A in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(n)	Recording of Conversations. Each Party to this Agreement acknowledges and agrees to the recording of conversations between trading and marketing personnel of the parties to this Agreement, whether by one or the other or both of the parties or their agents.

Part 5

Other Provisions

(a)	Financial Statements. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period: “or, in the case of financial statements, a fair presentation of the financial condition of the relevant Party”.

(b)	2002 Master Agreement Protocol. Annexes 1 to 18 and Section 6 of the ISDA 2002 Master Agreement Protocol as published by ISDA on July 15, 2003 are incorporated into and apply to this Agreement. References in those definitions and provisions to any ISDA Master Agreement will be deemed to be references to this Master Agreement.

(c)	Consent to Disclosure.

(i)	(A) Party B consents to the disclosure to Party A’s Affiliates, as Party A may deem appropriate, of records and information disclosed to or otherwise provided to Party A by Party B for the purpose of processing and executing Party B’s instructions, or in pursuance of Party A’s or Party B’s commercial interest, and (B) for the avoidance of doubt, such consent gives Party A the right to allow any intended recipient of such Party B information access, by any means, to such Party B information.

(ii)	Each Party hereby consents to the disclosure of information:

(A)	to the extent required or permitted under, or made in accordance with, the provisions of any applicable law, rule or regulation, including EMIR and Dodd Frank and any applicable supporting law, rule or regulation (“Reporting Regulation”), which mandate reporting and/or retention of transaction and similar information or to the extent required or permitted under, or made in accordance with, any order or directive in relation to (and including) such Reporting Regulation regarding reporting and/or retention of transaction and similar information issued by any authority or body or agency in accordance with which the other Party is required or accustomed to act (“Reporting Requirements”); and

(B)	to and between the other Party’s head office, branches or Affiliates, or any persons or entities who provide services to such other Party or its head office, branches or Affiliates, in each case, in connection with such Reporting Requirements. Each Party acknowledges that pursuant to the relevant Reporting Regulation, regulators require reporting of trade data to increase market transparency and enable regulators to monitor systemic risk to ensure safeguards are implemented globally.

(iii)	Each Party acknowledges that:

(A)	disclosures made pursuant to this Part 5(c) may include, without limitation, the disclosure of trade information including a Party’s identity (by name, address, corporate affiliation, identifier or otherwise) to any trade repository registered or recognized in accordance with the relevant Reporting Regulation, including Article 55 of EMIR, Article 77 of EMIR or with CFTC Rule published on September 1, 2011 with respect to Swap Data Repositories (76 FR 54538) or one or more systems or services operated by any such trade repository (“TR”) and any relevant regulators (including without limitation, the U.S. Commodity Futures Trading Commission or other U.S. regulators in the case of trade reporting under applicable U.S. laws, the European Securities and Markets Authority and national regulators in the European Union) under the Reporting Regulation;

(B)	such disclosures could result in certain anonymous transaction and pricing data becoming available to the public;

(C)	for purposes of complying with regulatory reporting obligations, a Party may use a third party service provider to transfer trade information into a TR and any such TR may engage the services of a global trade repository regulated by one or more governmental regulators; and

(D)	disclosures made pursuant hereto may be made to recipients in a jurisdiction other than that of the disclosing party or a jurisdiction that may not necessarily provide an equivalent or adequate level of protection for personal data as the counterparty’s home jurisdiction.

(iv)	For the avoidance of doubt, (A) to the extent that applicable non-disclosure, confidentiality, bank secrecy, data privacy or other law imposes non-disclosure requirements on transaction and similar information required or permitted to be disclosed as contemplated herein but permits a Party to waive such requirements by consent, the consent and acknowledgements provided herein shall be a consent by each Party for purposes of such law; (B) any agreement between the parties to maintain confidentiality of information contained herein or in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein; and (C) nothing herein is intended to limit the scope of any other consent to disclosure separately given by each Party to the other Party.

(d)	Transfer. Section 7 of this Agreement shall be amended by inserting the phrase “which consent shall not be unreasonably withheld or delayed” in the third line thereof after the word “party” and before the word “except”.

Notwithstanding the provisions of Section 7, Party A may assign and delegate its rights and obligations under this Agreement, and all Transactions hereunder (the “Transferred Obligations”) to any direct or indirect affiliate of Bank of America Corporation ((i) which has at least the same creditworthiness as Party A (or in the case of an Event of Default with respect to Party A, at least the same creditworthiness as Party A disregarding such Event of Default) (the “Assignee”) and (ii) provided (a) Party B would not, at the time and as a result of such assignment, reasonably be expected to be required to pay (including a payment in kind) to the Assignee at such time or on any later date an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 9(h) of the Agreement) greater than the amount in respect of which Party B would have been required to pay to Party A in the absence of such assignment, and (b) Party B would not, at the time and as a result of such assignment, reasonably be expected to receive a payment (including a payment in kind) from which at such time or on any later date an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 9(h) of the Agreement), in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment, unless the Assignee will be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement in an amount equal to such excess), by notice specifying the effective date of such transfer and including an executed acceptance and assumption by the Assignee of the Transferred Obligations; and thereafter, as of the date specified: (a) Party A shall be released from all obligations and liabilities arising under the Transferred Obligations; and (b) if Party A has not assigned and delegated its rights and obligations under this Agreement and all Transactions hereunder, the Transferred Obligations shall cease to be Transaction(s) under this Agreement and shall be deemed to be Transaction(s) under the master agreement, if any, between Assignee and Party B, provided that, if at such time Assignee and Party B have not entered into a master agreement, Assignee and Party B shall be deemed to have entered into an ISDA 2002 form of Master Agreement with a Schedule substantially in the form hereof but amended to reflect the name of the Assignee and the address for notices and any amended representations under Part 2 hereof as may be specified in the notice of transfer.

(e)	Set-off. Section 6(f) is hereby amended by inserting in the sixth line thereof the words “or any Affiliates of the Payee in circumstances where the Payee is the Non-defaulting Party or Non-Affected Party” following the words “payable by the Payee”.

(f)	Method of Notice. Section 12(a)(ii) of the Master Agreement is deleted in its entirety and replaced with “(ii) [RESERVED];”.

(g)	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Part 2(a) (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

This Part 5(g) shall replace any Express Provisions. For these purposes, “Express Provisions” means any provisions expressly set out in any confirmation of a Transaction that supplements, forms a part of, and is subject to, this Agreement that provide for amendments to (i) any Payer Tax Representation contained in this Agreement, (ii) Section 2(d) of this Agreement, or (iii) the definition of “Indemnifiable Tax” in this Agreement, in each case, only in relation to FATCA Withholding Tax.

(h)	HIRE Act. To the extent that either Party to this Agreement is not an adhering Party to the ISDA 2015 Section 871(m) Protocol published by ISDA on November 2, 2015 and available atwww.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to this Agreement as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to this Agreement, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to this Agreement, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the date of this Agreement.

(i)	ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The PDD Protocol is incorporated into and applies to this Agreement as if set out in full in this Agreement but with the following amendments and elections:

(i)	The definition of “Adherence Letter” is deleted and references to “Adherence Letter”, “such party’s Adherence Letter” and “Adherence Letter of such party” are deemed to be references to this Part 5(i).

(ii)	References to “Implementation Date” are deemed to be references to the date of this Agreement.

(iii)	The definition of “Protocol” is deemed to be deleted.

(iv)	The definitions of “Portfolio Data Sending Entity” and “Portfolio Data Receiving Entity” are replaced with the following:

“Portfolio Data Receiving Entity” means Party B, subject to Part I(2)(a) above.

“Portfolio Data Sending Entity” means Party A, subject to Part I(2)(a) above.

(v)	Local Business Days for the purposes of portfolio reconciliation and dispute resolution.

(A)	Party A specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it for the purposes of portfolio reconciliation and dispute resolution only: New York.

(B)	Party B specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it for the purposes of portfolio reconciliation and dispute resolution only: New York.

(vi)	Contact details for the purposes of portfolio reconciliation and dispute resolution. Notwithstanding the contact details provided by the Parties in Part 4 of this Agreement; unless otherwise agreed between the parties in writing, the following items shall be delivered to the respective Party for the purposes of the PDD Protocol, as follows:

(A)	Notices to Party A:

	Portfolio Data:	collateral_recon_derivatives@bankofamerica.com

	Notice of a discrepancy:	collateral_recon_derivatives@bankofamerica.com

	Dispute Notice:	emir_disp_resolution@baml.com

(B)	Notices to Party B:

	Portfolio Data:	Benoit.autier@gold.org Robert.francess@gold.org Greg.collett@gold.org

	Notice of a discrepancy:	Benoit.autier@gold.org Robert.francess@gold.org Greg.collett@gold.org

	Dispute Notice:	Benoit.autier@gold.org Robert.francess@gold.org Greg.collett@gold.org

Any notice given by email in accordance with this Part 5(i), will be deemed effective on the date it is delivered unless the date of that delivery (or attempted delivery) is not a Local Business Day (in respect of the receiving party) or, subject to Part I(1)(a)(iv) of the PDD Protocol, that communication is delivered (or attempted) after the close of business on a Local Business Day (in respect of the receiving party), in which case that communication will be deemed given and effective on the first following day that is a Local Business Day (in respect of the receiving party).

(vii)	Use of a third party service provider. For the purposes of Part I(3)(b), Party A and Party B confirm that they may use a third party service provider as may be separately agreed between them in writing from time to time.

(j)	General Conditions. The following new Section 2(a)(iv) shall be inserted immediately following Section 2(a)(iii) of this Agreement:

“2(a)(iv) Without otherwise limiting the rights of a Non-defaulting Party or non-Affected Party (“X”), in the event that X suspends payments or deliveries in accordance with the conditions precedent specified in Section 2(a)(iii)(1) of this Agreement following the occurrence of an Event of Default or an event which would, with the passing of time, become an Event of Default (an “Occurrence”), X agrees that the condition precedent with respect to such Occurrence shall be deemed to expire on the date (the “Performance Date”) which is ten (10) calendar days after the first date of such suspension of payments or deliveries by X; provided, that the other Party has given written notice citing this provision five (5) calendar days prior to such Performance Date. Unless X has designated an Early

Termination Date as a result of a particular Occurrence on or before the Performance Date attributable to such Occurrence, such Occurrence shall cease to be a condition precedent with respect to the obligations under Section 2(a)(i) of this Agreement”.

(k)	Failure to Pay or Deliver. Section 5(a)(i) of this Agreement is hereby amended by the addition of the following words at the end thereof: “provided, however, that, notwithstanding the foregoing, an Event of Default shall not occur if such party demonstrates, to the reasonable satisfaction of the other party, that: (I) such failure to make any payment or delivery is caused by an error or omission of an administrative or operational nature; (II) funds or assets were available to such party to enable it to make the relevant payment or delivery when due; and (III) such payment or delivery is made within three (3) Local Business Days following the date on which written notice of such failure to pay or deliver is given to such party.”

(l)	Misrepresentation. Section 5(a)(iv) of this Agreement is hereby amended by the addition at the end thereof of the words; “if such misrepresentation is not remedied on or before the fifth (5th) Local Business Day following notice of such failure being given to the party and two (2) Local Business Days’ notice of such failure to remedy has thereafter been given to the party.”

(m)	Payments on Early Termination. Section 6(e) shall be deleted and replaced by the following new Section 6(e):

“(e) Payments on Early Termination. If an Early Termination Date occurs, the amounts, if any, deliverable or payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).

(i)	Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount shall be that quantity of Bullion equal to the Bullion Close-Out Amount or Bullion Close-Out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be. If such Early Termination Amount is a positive quantity, the Defaulting Party will deliver it to the Non-defaulting Party; if it is a negative quantity, the Non-defaulting Party will deliver the absolute quantity of such Early Termination Amount to the Defaulting Party.

(ii)	Termination Events. If the Early Termination Date results from a Termination Event:

(A)	One Affected Party. Subject to paragraph (C) below, if there is one Affected Party, the Early Termination Amount shall be that quantity of Bullion equal to the Bullion Close-Out Amount or Bullion Close-Out Amounts (whether positive or negative) determined by the Non-affected Party for each Terminated Transaction or group of Terminated Transactions, as the case may be. If such Early Termination Amount is a positive quantity, the Affected Party will deliver it to the Non-affected Party; if it is a negative quantity, the Non-affected Party will deliver the absolute quantity of such Early Termination Amount to the Affected Party.

(B)	Two Affected Parties. Subject to paragraph (C) below, if there are two Affected Parties, each Party will determine a Bullion Close-Out Amount or Bullion Close-Out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be. Thereafter, the Early Termination Amount will be a quantity equal to one-half of the difference between the higher Bullion Close-Out Amount so determined (by party “X”) and the lower Bullion Close-Out Amount so determined (by party “Y”). If such Early Termination Amount is a positive quantity, Y will deliver such Early Termination Amount to X; if it is a negative quantity, X will deliver the absolute quantity of such Early Termination Amount to Y.

(C)	Mid-Market Events. If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with paragraph (A) or (B) above, as appropriate, except that, for the purpose of determining a Bullion Close-Out Amount or Bullion Close-Out Amounts, the Determining Party will:

(1)	if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate: (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document; and (II) to provide mid-market quotations; and

(2)	in any other case, use mid-market values without regard to the creditworthiness of the Determining Party.

(iii)	Pre-Estimate. The parties agree that a quantity or amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such quantity or amount is deliverable or payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither Party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.”

(n)	Export of Defaults. The occurrence or designation of an Early Termination Date on account of an Event of Default or Termination Event with respect to a Party hereto (“X”) (where X is the Defaulting Party or sole Affected Party) shall constitute a material breach and event of default (howsoever described) under all transactions between X and the other Party (“Y”) (whether or not arising under this Agreement, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) (together, the “Other Transactions”), whereupon Y shall have the right to terminate, liquidate and otherwise close out any such Other Transactions (and X shall be liable for any damages suffered by Y as a result thereof).

(o)	Single Relationship. The parties intend that all Transactions and all other obligations (whether or not arising under this Agreement, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) shall be treated as mutual and part of a single, indivisible contractual and business relationship.

(p)	Form of Agreement. The parties hereby agree that the text of the body of the Agreement is intended to be the printed form of 2002 Agreement as published and copyrighted by ISDA.

(q)	Limited Recourse and non-petition.

Party A agrees that its recourse against Party B in respect of the relevant Transaction is limited to the assets of the Fund only and not any other series of the Trust or any other person or entity, including, without limitation, the trustee of the Trust, the sponsor of the Trust and any employee, adviser, consultant or representative of the Trust. Party A shall not be entitled to institute, or join with any other person in bringing, instituting or joining, insolvency proceedings (whether court based or otherwise) in relation to Party B.

(r)	Bail-in and Stay Clause. Notwithstanding and to the exclusion of any other provisions of this Agreement or any other agreements, arrangements or understandings between Party A and Party B:

(i)	Party B acknowledges and agrees that, where a Resolution Measure is taken in relation to Party A or any member of the same group as Party A and Party A or any member of its group is a Party to this Agreement (any such Party to this Agreement being an “Affected Party”), it shall only be entitled to exercise any termination right under, or rights to enforce a security interest in connection with, this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by English law; and

(ii)	Party B acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(A)	the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of Party A to Party B under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(1)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(2)	the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of Party A or another person, and the issue to or conferral on Party B of such shares, securities or obligations;

(3)	the cancellation of the BRRD Liability;

(4)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(B)	the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(s)	Additional Definitions. Section 14 of this Agreement is hereby amended by the addition of the following defined terms. Each of the following defined terms shall be inserted in alphabetical order in Section 14.

“Adjustment Notice” means a notice in the form at Appendix III to this Agreement in relation to the Daily Delivery Amount, the Aggregate Delivery Amount, the True-up Amount and such other calculations and determinations as are agreed between the Parties from time to time as forming part of the notice;

“Administrator” means The Bank of New York Mellon, as administrator, cash custodian and transfer agent for the Trust;

“Aggregate Delivery Amount” has the meaning given to it in Part 8 hereof;

“Allocated Bullion Account Agreement” means the agreement between the Trust and the Custodian which establishes the Fund Allocated Account;

“Authorized Participant” means a person who (1) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions; (2) is a participant in DTC; (3) has entered into an Authorized Participant Agreement with the Administrator which has not been terminated; and (4) has established an Authorized Participant Unallocated Account with the Custodian;

“Authorized Participant Agreement” means a written agreement between Party B and another person in relation to Shares pursuant to which such other person acts as an Authorized Participant in relation to the Shares;

“Authorized Participant Unallocated Account” means an unallocated Gold Bullion account established with the Custodian by an Authorized Participant;

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation;

“BRRD Liability” means a liability in respect of which the relevant Write-down and Conversion Powers in the applicable Bail-in Legislation may be exercised;

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Bullion Close-Out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party in respect of Bullion Denominated Obligations that are or would be incurred under then prevailing circumstances (expressed as a positive quantity of Bullion) or gains of the Determining Party that are or would be realized under then prevailing circumstances (expressed as a negative quantity of Bullion) in replacing, or in providing for the Determining Party the economic equivalent of the material terms of the Bullion Denominated Obligations under that Terminated Transaction or group of Terminated Transactions, including deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that are or would, but for the occurrence of the relevant Early Termination Date, be or have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii));

“Bullion Denominated Obligations” means obligations under a Transaction to Deliver Bullion or which are otherwise denominated in Bullion;

“Bullion Settlement Disruption Day” means a day on which an event has occurred and is continuing which is beyond the control of Party A and Party B, as a result of which a Delivery of Bullion required under a Transaction cannot be effected;

“Bullion Settlement Disruption” has the meaning given to it in the Master Confirmation;

“Bullion Transaction Settlement Date” has the meaning given to it in the 2005 Commodity Definitions;

“Bullion/U.S. Dollar Exchange Rate” means the mid-price of the bid and ask prices of the Bullion to U.S. Dollar exchange rate or U.S. Dollar to Bullion exchange rate used in the Index;

“Bullion” means gold satisfying the good delivery rules of the Market Association for Bullion;

“Close Out Amount” shall not have the meaning set out in Section 14 of this Agreement, but instead, the first paragraph of the definition of “Close-Out Amount” up to and including the words “in respect of that Terminated Transaction or group of Terminated Transactions” shall be deleted and replaced by the following words: ““Close-Out Amount” means a Bullion Close-Out Amount.”

“Creation” shall refer to the creation of Shares; and “Creation Order” shall be an order for the Creation of such Shares; each as provided for in accordance with the Prospectus (and “Create” and “Created” shall be construed accordingly);

“Creation Unit” means a block of 10,000 Shares or more or such other amount as established from time to time by the Sponsor; with multiple blocks being referred to as “Creation Units”;

“Currency(/ies)” means each of Euro, Japanese yen, British pounds sterling, Canadian dollars, Swedish krona and Swiss francs;

“Custodian Agreements” means the Allocated Bullion Account Agreement together with the Unallocated Bullion Account Agreement;

“Custodian” means HSBC Bank plc;

“Daily Delivery Amount” means the amount of Bullion to be Delivered into or out of the Fund on a daily basis to reflect the change in the Currencies comprising the FX Basket against USD, calculated on each Pricing Day in accordance with Appendix II of this Agreement;

“DDA Delivery Date” means in respect of any Pricing Day, the day that is the Bullion Transaction Settlement Date for such Pricing Day; provided that such day is not subject to a Bullion Settlement Disruption. If such day does not satisfy such conditions, then the relevant DDA Delivery Date shall be the next day on which such conditions are satisfied;

“Deliver” means good delivery in accordance with the standards of the Market Association for Bullion into: (a) in the case of amounts due from Party A to Party B under this Agreement, the Fund Unallocated Account; (b) in the case of amounts due from Party B to Party A under this Agreement, such unallocated account as Party A shall notify Party B of from time to time, (and “Delivery” shall be construed accordingly);

“Delivery Amount Payer” has the meaning given to it in Part 8;

“Delivery Amount Receiver” has the meaning given to it in Part 8;

“Determining Party” means the Party determining a Bullion Close-Out Amount;

“Dodd Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, § 929-Z, 124 Stat. 1376, 1871 (2010) (codified at 15 U.S.C. § 78o);

“DTC” means The Depository Trust Company; which is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC pursuant to the provisions of Section 17A of the Exchange Act; and which will act as the securities depository for the Shares;

“EMIR” means the European Market Infrastructure Regulation, being Regulation (EU) No 648/2012 on OTC derivatives, central counterparties and trade repositories;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement) or any encumbrance or right of pre- emption, or any agreement to create any of the foregoing;

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499;

“Fallback Reference Price” has the meaning given to it in the Master Confirmation;

“Final Delivery Amount” has the meaning given to it in Part 8 of this Agreement;

“Fund” means the Long Dollar Gold Trust;

“Fund Allocated Account” means the allocated Bullion account of the Trust established with the Custodian on behalf of the Fund by the Allocated Bullion Account Agreement. The Fund Allocated Account will be used to hold the Bullion that is transferred from the Fund Unallocated Account to be held by the Fund in allocated form (i.e., as individually identified bars of Bullion);

“Fund Unallocated Account” means the unallocated Bullion account of the Trust established with the Custodian on behalf of the Fund by the Unallocated Bullion Account Agreement. The Fund Unallocated Account will be used to facilitate the transfer of Bullion in and out of the Fund. Specifically, it will be used to transfer Bullion deposits and Bullion redemption distributions between Authorized Participants and the Fund in connection with the Creation and Redemption of Creation Units, in connection with the transfers of Bullion to or from Party A pursuant to this Agreement, and in connection with sales of Bullion for the Fund;

“Funding Rate” means [        ];

“FX Basket” shall have the meaning set forth in the Index Rules.

“group” has the meaning given to it in the PRA Contractual Stay Rules for the purposes of Part 5(s);

“Hedging Disruption/Change in Law Day” means a day on which a Hedging Disruption/Change in Law has occurred and is continuing;

“Index” means the Solactive GLD® Long USD Gold Index, which is an Index of Solactive AG and is calculated and distributed by the Index Sponsor;

“Index Business Day” has the meaning specified in the Index Rules;

“Index Closing Level” has the meaning specified in the Index Rules;

“Index Rules” means the Guideline for the Solactive GLD® Long USD Gold Index, Version 0.7 dated 19 July 2016;

“Index Sponsor” means any entity which calculates and publishes (or causes to be published) the Index and at the date of this Agreement means Solactive AG;

“ISDA” means the International Swaps and Derivatives Association, Inc.;

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and lawful and unlawful will be construed accordingly;

“LBMA” means the London Bullion Market Association;

“Local Business Day” means a day which is a London Business Day and a New York Business Day;

“London Bullion Market” means the over-the-counter market in gold and silver coordinated by the LBMA;

“London Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks generally are open for the transaction of business in London;

“Market Association” means the LBMA or its successors;

“Market Disruption Event” has the meaning given to it in the Master Confirmation;

“Master Confirmation” means the Master Confirmation dated on or about the date of this Agreement and entered into between Party A and Party B, in substantially the form as is attached hereto as Appendix I;

“Metal Entitlement” means as at any date and in relation to any Share, the amount(s) of Bullion to which the holder of that Share is entitled on Redemption of that Share;

“New York Business Day” means a day (other than a Saturday or a Sunday) on which the NYSE ARCA is open for the transaction of business;

“Notional Settled” has the meaning given to it in Appendix II;

“Notional Unsettled” has the meaning given to it in Appendix II;

“Number” in relation to the entry into of Transactions in conjunction with an application for Creation or Redemption (as the case may be) of individual Shares, means the number of Transactions which is the same as the number of Shares to which the application for Creation or Redemption (as the case may be) relates;

“ounces or oz.” means troy ounces, being equal to 31.1034768 grams;

“Party” means a party to this Agreement including that party’s successors in title and assignees or transferees permitted in accordance with the terms of this Agreement;

“PDD Protocol” means Parts I to III of the attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 19 July 2013 and available on the ISDA website (www.isda.org);

“Platform Documents” means each of the [Transfer Agency and Service Agreement entered into between the Trust and the Administrator; the Fund Administration and Accounting Agreement entered into between the Trust and the Administrator; the Custody Agreement entered into between the Trust and the Administrator; and the Index License Agreement entered into between the Index Sponsor and the Sponsor];

“PRA Contractual Stay Rules” means the rules set out in the PRA Rulebook of the Bank of England Prudential Regulation Authority: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015, as may be amended from time to time;

“Price Source Disruption” has the meaning given to it in the Master Confirmation;

“Pricing Day” means, in respect of a Transaction, a day that is a New York Business Day;

“Prospectus” means the Prospectus, as filed with the United States Securities and Exchange Commission on [            , 2016] under the Securities Act of 1933, of the Fund, a series of the Trust and sponsored by the Sponsor;

“Redemption” shall refer to the redemption of Shares; and “Redemption Order” shall be an order for the Redemption of such Shares; each as provided for in accordance with the Prospectus (and “Redeem” and “Redeemed” shall be construed accordingly);

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to Party A;

“Resolution Measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognized third-country resolution action’, each with the meaning given in the PRA Contractual Stay Rules, provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules;

“security interest” has the meaning given to it in the PRA Contractual Stay Rules for the purposes of Part 5(s);

“Share” means units in the Fund representing an equal beneficial interest in the net assets of the Fund entitling the holder thereof to receive such holder’s pro rata share of distributions of income and capital gains, if any, made with respect to the Fund;

“Special Resolution Regime” has the meaning given to it in the PRA Contractual Stay Rules;

“Sponsor” means WGC USA Asset Management Company, LLC, a Delaware limited liability company wholly-owned by WGC (US) Holdings, Inc;

“Swap Formulae” means such calculations as are to be made in accordance with the provisions of Part 8, and as are set out in Appendix II;

“Swap Obligation” means any obligation incurred with respect to a transaction that is a “swap” as defined in the Section 1a(47) of the Commodity Exchange Act and CFTC Regulation 1.3(xxx);

“Tax” means any VAT, tax, income tax, capital gains tax, corporation tax, goods and services tax, withholding tax, stamp, financial institutions, registrations and other duties, bank accounts debits tax, import/export tax or tariff and any other taxes, levies, imposts, deductions, interest, penalties and charges imposed or levied by a government or government agency;

“Termination Date” means, with respect to any Transaction, the final date for payment or delivery, as appropriate, in respect of such Transaction;

“termination right” has the meaning given to it in the PRA Contractual Stay Rules for the purposes of Part 5(s);

[“True Up Amount” means the amount of Bullion to be Delivered into or out of the Fund on a daily basis to reflect the amount of the true-up calculated in accordance with the provisions of Part 8 and the Swap Formulae as set out in Appendix II;]

“Trust” means World Currency Gold Trust;

“U.S. Dollar Cash Equivalent” means in relation to an Early Termination Amount, the equivalent U.S. Dollar sum, calculated by converting the Bullion represented by such Early Termination Amount into U.S. Dollars at the Bullion/U.S. Dollar Exchange Rate on the relevant Early Termination Date;

“U.S. Dollars” or “USD” or “U.S.$” means the lawful currency of the United States of America; and

“Unallocated Bullion Account Agreement” means the agreement between the Trust and the Custodian which establishes the Fund Unallocated Account.

Part 6

Additional Acknowledgments and Covenants

(a)	Party B Acknowledgements. Each of Party B and its successors in title acknowledges and agrees that:

(i)	Party B and its successors in title shall have sole responsibility for each of the following:

(A)	the establishment, structure or choice of assets of Party B (including without limitation for any costs in relation to the establishment of Party B);

(B)	the selection of any person performing services for or acting on behalf of Party B;

(C)	the economic terms or suitability of any Transaction;

(D)	the preparation of or passing on the disclosure and other information contained in the Prospectus or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of Shares;

(E)	the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under the agreements to which Party A is party; or

(F)	any other aspect of the existence of Party B except for those matters specifically identified in this Agreement.

For the avoidance of doubt, Party A shall have no responsibility under this Agreement or otherwise for any such matter.

(ii)	Shares represent obligations of Party B only and do not represent an interest in or obligation of Party A by virtue of this Agreement. No recourse may be had under this Agreement by the holders of Shares against Party A or its assets with respect to the Shares.

(iii)	The Shares have been structured and are being marketed or promoted by Party B and any service providers Party B engages to assist with marketing or promotion, and Party A has had and has no involvement in either of these processes other than in its capacity as an Authorized Participant where applicable.

(iv)	Party A’s involvement with the development of the Shares is limited to its roles as a Party to this Agreement and the Transactions.

(b)	Additional Party B Covenants.

(i)	Party B undertakes to comply with and perform its obligations and undertakings under the Platform Documents.

(ii)	Party B undertakes that it will not publish or distribute any written advertising materials (including without limitation internet advertising materials) relating to Shares other than in accordance with all applicable laws and it will not publish or distribute any offering or advertising materials which include any content relating to Party A or any of its Affiliates unless Party A has previously approved the content and form of such materials.

(iii)	Party B shall not, and shall require that each Authorized Participant does not, represent or suggest to any potential investors in or distributors of Shares that either Party A or any of its Affiliates has structured Shares or provided any advice or information in respect of Shares.

(iv)	For so long as any Shares are outstanding, Party B undertakes to provide to Party A, promptly upon Party A’s request, such information as Party B is required to deliver to the Trustee or any applicable regulator.

(v)	For so long as any Shares are outstanding, Party B undertakes to promptly (and, in any event, within two (2) Local Business Days) procure that the Bank of New York Mellon, as Administrator of the Fund, provide notice to Party A of the Creation and Redemption (each such term as defined in the Prospectus) of Shares.

(vi)	For so long as any Shares are outstanding, Party B undertakes to notify Party A in writing as soon as reasonably practicable if Party B is in breach of this Agreement.

(vii)	For so long as any Shares are outstanding, Party B undertakes to notify Party A in writing as soon as reasonably practicable in the event that Solactive AG or The Bank of New York Mellon is in breach of any of their respective obligations under the Platform Documents.

(viii)	Party B undertakes not to incur or permit to subsist in respect of any Bullion any indebtedness for borrowed money, lien, claim, charge or encumbrance over such Bullion, and not to give any guarantee or indemnity in respect of indebtedness of any person;[ provided, however, Party B may borrow from the Custodian, an amount of Bullion not exceeding one Good Delivery Bar (as such term is defined in accordance with the Good Delivery Rules of the Market Association for Bullion in place from time to time) to ensure that Shares are fully backed by Bullion.]

(ix)	Party B undertakes not to undertake any business save for the Creation and Redemption of Shares, the acquisition and disposal of Bullion, entering into Transactions, and entering into all other documents necessary for the purposes of the Shares (which includes documents appointing officers, administrators, registrars and advisers) and performing its obligations and exercising its rights thereunder.

(x)	Party B undertakes not to have any employees.

(xi)	Party B undertakes not to consolidate or merge with any other person or convey or transfer all, or substantially all, of its assets to any person.

(xii)	Party B undertakes not to permit the validity or effectiveness of this Agreement to be modified, terminated or discharged.

(xiii)	Party B undertakes not to have any subsidiaries or controlled Affiliates.

(xiv)	Party B undertakes to procure that the Bullion it holds is at all times maintained in a manner so that it is readily distinguishable from the property attributable to any other person, provided, however, Party B may hold Bullion in the Fund Unallocated Account for the amount of time necessary to effect transactions for the Fund.

(xv)	Party B undertakes not to open any bank account other than as contemplated in the Prospectus.

(c)	Indemnification of Party A.

(i)	Party B agrees to indemnify and hold harmless Party A, its directors, officers, employees, agents and affiliates, and each person, if any, who controls Party A within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any losses, claims, damages and liabilities, including, without limitation, any reasonable legal fees and other out-of-pocket costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas, as such expenses are incurred, or other expenses incurred by Party A in connection with defending or investigating any action or claim to which they or any of them may become subject (the “Legal Fees”), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) involve matters contemplated under this Agreement, the Index, or related to any Transaction and arise out of, are based upon or arise in connection with any untrue or misleading statement of any material fact contained in the Prospectus, or any of the other reports, financial statements, certificates or other information furnished by or on behalf of Party B to Party A on or prior to the date of this Agreement, or arise out of, are based upon or arise in connection with the omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)	Party B will not, however, be liable under the foregoing indemnification provision for losses, claims, damages or liabilities (or actions in respect thereof) that have resulted from the negligence or willful misconduct of Party A or its directors, officers, employees, agents and affiliates and in these circumstances Party A shall reimburse Party B for all losses, claims, damages, liabilities, and Legal Fees or other expenses previously paid by Party B to Party A.

(iii)	Party B’s obligations pursuant to this Part 6(c) (Indemnification of Party A) shall inure to the benefit of any successors and assigns of each indemnified party. The obligations of Party B hereunder shall be in addition to any rights that any indemnified party may have at common law or otherwise.

Part 7

Authorized Participants

(a)	Appointment of Authorized Participants. Party B may appoint as an Authorized Participant:

(i)	Party A or any Affiliate of Party A; or

(ii)	any other person provided that this Part 7 is complied with in respect of such appointment, in addition to any other process or criteria as may apply from time to time.

(b)	Notification of new Authorized Participant. Party B shall promptly, and in any event no less than [ten (10)] Local Business Days prior to signing an Authorized Participant Agreement, provide notice to Party A of the names and addresses of each person whom Party B proposes should become an Authorized Participant and shall provide (or shall procure that Party A is provided with) such information as Party A may acting in good faith require (the “KYC information”) in order to consider whether or not the appointment of such proposed person as an Authorized Participant is appropriate. In the event that Party A in good faith objects to the appointment of any such Authorized Participant, Party A shall advise Party B of the rejection as soon as practicable and no later than [five (5)] Local Business Days after receiving the KYC information and Party B shall cease the appointment of that Authorized Participant.

(c)	Removal of Authorized Participant on notice. If, during the term of appointment of any Authorized Participant, Party A determines in good faith that such Authorized Participant is no longer an appropriate Authorized Participant due to their being a regulatory or reputational circumstance regarding that Authorized Participant which is beyond the control of either of the Parties to mitigate, then Party A shall provide notice of such to Party B, including evidence of the issue (subject to any confidentiality or regulatory restrictions regarding disclosure); and thereafter, Party B shall terminate such Authorized Participant Agreement as soon as reasonably practicable (but, in any event, within ten (10) Local Business Days) of receipt of such notification from Party A.

(d)	Cessation of appointment. Party B undertakes to notify Party A in writing as soon as reasonably practicable whenever an Authorized Participant ceases to be an Authorized Participant.

Part 8

Provisions in respect of Daily Delivery Amounts

(a)	Procedures for Confirming Transactions. On each and every Index Business Day, Party B shall procure that the Index Sponsor will in good faith and with reasonable due diligence calculate the value of the Index prior to 5:30 a.m. New York time and provide the value of the Index to Party A by no later than 5:30 a.m. New York time.

(b)	Adjustment Notice. On each Pricing Day Party A shall in good faith and with reasonable due diligence calculate the Daily Delivery Amount, the Aggregate Delivery Amount and the True-up Amount and provide the same to Party B as part of an Adjustment Notice in substantially the form set forth in Appendix III by 06:30 a.m. New York time.

Each Adjustment Notice, when taken with the Master Confirmation, shall be deemed to be a “Confirmation” in respect of an individual Transaction for the purposes of this Agreement; provided that Party A shall have (and Party B shall procure that Party A has) the dispute rights detailed further below in relation to any Index calculations or determinations, including (i) the Index and any values or other determinations and calculations in respect thereof; (ii) the Swap Formulae as set out in Appendix II hereto; and (iii) calculation of the values for the purposes of the Adjustment Notice.

Party B shall promptly review any Adjustment Notice received from Party A and shall notify Party A promptly, but in any event no later than 08:00 a.m. New York Time, if it objects to any calculation therein. In the case of any objection the Parties shall use commercially reasonable efforts to resolve any dispute promptly and no later than 12:00 p.m. noon New York time on such day. If the Parties are unable to resolve such dispute, then the Parties shall select an independent Substitute Dealer to make such calculation by 01:00 p.m. New York time on such day. The cost of such Substitute Dealer shall be borne equally by the Parties. If the Parties are unable to agree on and appoint a Substitute Dealer, then each Party shall appoint one (1) Substitute Dealer, and those two (2) Substitute Dealers shall jointly appoint a third (3rd) Substitute Dealer to be the Substitute Dealer by 02:00 p.m. New York time on such day.

(c)	Dispute rights of Party A. Party A, acting in good faith and in a commercially reasonable manner, may dispute a calculation or determination made in respect of the Index by the Index Sponsor (an “Index Disputed Matter”) by providing a written notice to Party B that specifies in reasonable detail (i) the nature of the objection and (ii) an alternative calculation or determination (“Index Objection Notice”) not later than the close of business on the Local Business Day immediately following receipt of such calculation or determination.

If the Index Disputed Matter is not resolved by 12:00 p.m. (New York time) on the Local Business Day following the date on which an Index Objection Notice is timely delivered by Party A (the “Informal Index Resolution Date”), then three (3) Substitute Dealers shall be appointed no later than 05:00 p.m. (New York time) on the Informal Index Resolution Date (the “Initial Index Appointment Deadline”), each to make a determination or calculation as to the Index Disputed Matter as promptly as practicable, but no later than 05:00 p.m. (New York time) on the second (2nd) Local Business Day following its appointment as a Substitute Dealer (the “Index Determination Deadline”).

If the Parties are unable to agree on and appoint three (3) Substitute Dealers by the Initial Index Appointment Deadline, then Party A and Party B shall each appoint one (1) Substitute Dealer, and those two (2) Substitute Dealers shall jointly appoint a third (3rd) Substitute Dealer by 12:00 p.m. (New York time) on the first (1st) Local Business Day following the Informal Index Resolution Date (the “Final Index Appointment Deadline”). If for any reason the Parties are unable to appoint three (3) Substitute Dealers pursuant to the foregoing by the Final Index Appointment Deadline, then the Index Sponsor’s original calculation or determination in respect of the Index Disputed Matter shall control.

In the event that no more than one (1) Substitute Dealer provides a response as to the Index Disputed Matter by the Index Determination Deadline, the Index Sponsor’s original calculation or determination in respect of the Index Disputed Matter shall control. In the event that two (2) or three (3) Substitute Dealers provide a response as to the Index Disputed Matter by the Index Determination Deadline:

(i)	if those responses are susceptible to the determination of an arithmetic mean, the arithmetic mean of such responses shall be binding in respect of the Index Disputed Matter, absent manifest error; or

(ii)

if those responses are not susceptible to the determination of an arithmetic mean, then: (1) if the majority of the responding Substitute Dealers provided the same response, such response shall be binding in respect of the Index Disputed Matter, absent manifest error; or (B) if the majority of the Substitute Dealers did not provide the same response, the responding Substitute Dealers will jointly appoint a fourth (4th) Substitute Dealer (the “Resolver”), and the Resolver will select within two (2) Local Business Days from the responses originally provided by the responding Substitute Dealers, with the selected response being binding on in respect of the Index Disputed

Matter, absent manifest error. By way of example and without limiting the phrase, the following are not susceptible to the determination of an arithmetic mean: (x) responses as to whether or not an event has occurred and (y) responses in which different terms of the Transaction are proposed to be adjusted.

The Parties shall pay any costs of the Substitute Dealers equally. Notwithstanding any other provision in this Agreement, the relevant Party shall make payment or delivery of all undisputed amounts in accordance with the terms of this Agreement. All payments or deliveries with respect to disputed amounts resolved in accordance with the foregoing shall be made as promptly as practicable after such dispute is resolved, but in no event later than 10:00 a.m. (New York time) on the first (1st) Local Business Day following the date on which the dispute is resolved. For purposes of any payment or delivery made in accordance with the preceding sentence, Section 5(a)(i) of this Agreement shall be amended by deleting “if such failure is not remedied on or before the third (3rd) Local Business Day after notice of such failure is given to the party”.

(d)	Aggregate Delivery Amount. On each Pricing Day, an aggregate delivery amount (the “Aggregate Delivery Amount”) shall be calculated in respect of all Transactions, being the sum of:

(i)	the Daily Delivery Amount; and

(ii)	the amount (if any) of the Aggregate Delivery Amount carried forward from the preceding Pricing Day and comprising any amount not delivered as a result of such preceding Pricing Day not being a DDA Delivery Date; and

[(iii)	the True-Up Amount (if any)]

For the avoidance of doubt, each of the carried forward Aggregate Delivery Amount, True-Up Amount and the Daily Delivery Amount may be positive or negative. Party A shall include the relevant Aggregate Delivery Amount on each Adjustment Notice.

(e)	Delivery Amount Payer and Delivery Amount Receiver. Subject to the terms of the Master Confirmation, this Agreement and the following provisions of this Part 8(d), where the Aggregate Delivery Amount (calculated in accordance with Part 8(c) above) in respect of a particular Transaction and DDA Delivery Date is:

(i)	a positive amount, such amount in Bullion shall be due from Party A to Party B on the DDA Delivery Date; or

(ii)	a negative amount, the absolute value in Bullion shall be due from Party B to Party A on the DDA Delivery Date,

the Party from whom such Aggregate Delivery Amount is due being the “Delivery Amount Payer” and the Party to whom such Aggregate Delivery Amount is due being the “Delivery Amount Receiver”.

(f)	Delivery of Aggregate Delivery Amount. On each DDA Delivery Date the Delivery Amount Payer shall Deliver or procure Delivery of the Aggregate Delivery Amount then outstanding to the Delivery Amount Receiver (calculated to three (3) decimal places).

(g)	Final Delivery Amount. On and following the occurrence of an Early Termination Date, any Aggregate Delivery Amount then outstanding and undelivered on and including such Early Termination Date and attributable to the relevant Terminated Transaction or group of Terminated Transactions, as the case may be, on such date the (“Final Delivery Amount”) shall continue to be Delivered on each successive DDA Delivery Date until no further Aggregate Delivery Amount remains outstanding. On and from the occurrence of an Early Termination Date in respect of all (but not some only) Transactions, unless the Parties otherwise agree, no further Transactions shall be entered into under this Agreement.

(h)

Delivery Free of Encumbrances etc. Any Bullion Delivered under this Agreement shall be of all rights, title and interest in the Bullion such that the Bullion vests in the relevant transferee free and clear of any Encumbrance or any other interest of the relevant transferor or of any third person. For these purposes “deliver”, “redeliver” and any derivations thereof, shall be construed accordingly. Nothing in this

Agreement is intended to create or does create in favor of either Party any Encumbrance or any other interest in any unallocated or allocated Bullion transferred by one Party to the other Party under the terms of this Agreement.

(i)	General Delivery and Payment Provisions. Unless otherwise agreed all amounts of Bullion shall be Delivered by or on behalf of either Party into the account(s) specified by the Parties under this Agreement or where relevant the Unallocated Bullion Account Agreement in respect of such Delivery.

Without prejudice to the provisions of this Agreement, all Bullion deliverable under this Agreement shall be Delivered without set-off or counterclaim (other than any set-off expressly contemplated by this Agreement).

Any obligation which is required to be settled by payment or Delivery on any Business Day under this Agreement but which is not discharged on that Business Day shall accrue interest at the Funding Rate from and including that Business Day, and shall cease to accrue interest on the date on which such obligation is discharged in accordance with this Agreement. In the case of an obligation to pay monies, interest will accrue on the amount which is due and payable but unpaid and in the case of an obligation to Deliver Bullion interest will accrue on the USD value of such Bullion determined according to the Bullion/U.S. Dollar Exchange Rate at the relevant time. Provided that, any such interest which has accrued in accordance with this paragraph shall be payable in Bullion.

(j)	True-up Amount.

Party A shall calculate the True-up Amount on each New York Business Day and inform Party B of such calculation as part of the Aggregate Delivery Amount in accordance with Part 8(d).

EXHIBIT I

DODD-FRANK COUNTERPARTY NOTIFICATION

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) introduced wide-ranging measures designed to introduce transparency and accountability to the swaps markets. Many of these measures are in effect at this time and additional measures may come into effect in the future. While many of these measures, such as swap data reporting and recordkeeping, clearing and mandatory trading, have broad applicability, a significant number of rules impose new requirements on the newly created registrant categories of swap dealers and major swap participants that must register with the Commodity Futures Trading Commission (“CFTC”). These measures, including the external business conduct standards rule,1 require swap dealers to provide notifications to you as the swap counterparty. The purpose of this counterparty notification (“Counterparty Notification”) is to provide you with the required notifications to enable us to offer and engage in “Swaps” 2 activity with you (as defined in the Commodity Exchange Act (“CEA”) and the relevant rules of the CFTC). To the extent that you are acting as agent on behalf of any clients, investors, funds, accounts and/or other principals (“Counterparties”) that have one or more swap transactions or swap master agreements outstanding with any of the entities listed at the end of this notification, this Counterparty Notification is being provided to these Counterparties by delivery to you on their behalf.

This Counterparty Notification is a necessary step toward Dodd-Frank compliance. To meet additional Dodd-Frank requirements, we may in the future provide you with additional notifications or request certain representations, consents or information from you. Certain Dodd-Frank requirements may be addressed by adherence to industry-wide protocols, such as the ISDA August 2012 DF Protocol published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and subsequent ISDA protocols. We strongly urge you to adhere to all available ISDA protocols, if you have not yet done so, as these protocols will be the most efficient way to ensure Dodd-Frank compliance and will result in the least disruption to our swap trading relationship. We will continue to provide you with additional Counterparty Notifications as further regulatory measures are finalized and become effective.

We kindly request that you carefully review this Counterparty Notification.

NOTIFICATIONS TO ALL COUNTERPARTIES

1.	Manner of Party Communications; Disclosures including Risks, Characteristics and Economic Terms; Daily Marks. In order to effectively execute Swaps with you in a manner consistent with our responsibilities as a swap dealer, we intend to communicate any required notifications, disclosures and other information, including standardized notifications and disclosures applicable to multiple Swaps, through any of the following means:

(a)	via mail, email or fax; or

(b)	by posting on a web page at, or accessible through (i) for disclosures, including material risks, characteristics, and material economic terms, https://vtm.bankofamerica.com/vtm/Home.do; or (ii) for daily marks, https://vtm.bankofamerica.com/vtm/Home.do (together with logon credentials communicated to you via the means specified in (a) above, as well as any agreement to access or use the informational or other services of such website, if access is restricted); provided that:

(i)	communications with respect to price, pre-trade mid-market marks, basic material economic terms and other material characteristics of a Swap may be communicated by personal communications (whether in person, by telephone or through electronic communication networks or systems) or pursuant to the means specified in (a) or (b) above, provided further that any oral disclosures are confirmed by us in writing;

[1]	Business Conduct Standards for Swap Dealers and Major Swap Participants with Counterparties, 77 Fed. Reg. 9734 (Feb. 17, 2012).
[2]	As used in this Counterparty Notification, “Swap” also means any material amendment, mutual unwind or novation of an existing Swap, as well as any guarantee of a swap.

(ii)	we may post your daily marks to our website without providing you with separate notices of each posting; and

(iii)	disclosures provided pursuant to the means specified in (b) above will apply to any Swap we may execute with you unless we notify you otherwise pursuant to the means specified in (a) above.

For more information on accessing daily marks and other disclosures, or to obtain the relevant login information, please contact Client Valuations at:

us_otc_client_valuation@bankofamerica.com or 1.980.388.3058

2.	Telephone Recording. CFTC regulations require us to record and retain telephone conversations of our trading, marketing, operations and other relevant personnel in connection with any Swap or proposed Swap. We hereby notify you that we will record, and retain copies of, such conversations, with or without the use of a warning tone or similar warning, in connection with any Swap or proposed Swap. We may ask you to provide consent of your personnel should such consent be required by applicable law.

We appreciate your attention to this matter, and we look forward to continuing our relationship with your firm.

APPENDIX I

Form of Master Confirmation

MASTER CONFIRMATION

Date:	[●]

To:	WORLD CURRENCY GOLD TRUST (the “TRUST”), a Delaware statutory trust, acting in respect of LONG DOLLAR GOLD TRUST (the “FUND”) (being “Party B”)

Email:	[●]

From:	MERRILL LYNCH INTERNATIONAL, a company organized under the laws of England and Wales (being “Party A”)

Email:	[●]@baml.com

Re:	Master Confirmation of Transaction

MLI Reference:	[●]

The purpose of this letter (this “Master Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B on the Trade Date specified below (the “Transaction”). This Master Confirmation supplements, forms part of and is subject to, the ISDA Master Agreement dated as of [●], 2016, as amended and supplemented from time to time (the “Agreement”), between Merrill Lynch International (“Party A”) and Long Dollar Gold Trust, a series of World Currency Gold Trust (“Party B”). All provisions contained in the Agreement govern this Master Confirmation except as expressly modified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2005 ISDA Commodity Definitions, including the Sub-Annexes thereto, all as amended, supplemented, updated, and restated from time to time (the “Commodity Definitions”) (as published by the International Swaps and Derivatives Association, Inc.) (“ISDA”) (collectively, the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the terms of this Confirmation, this Confirmation will prevail.

This Confirmation evidences a complete and binding agreement between MLI and Counterparty as to the terms of the Transaction to which this Confirmation relates. Unless expressly defined in this Confirmation, defined terms herein shall have the same definition as set out in the ISDA.

[Maximum Delivery Amounts:

(a)	Daily Maximum Bullion Delivery Value. This Master Confirmation shall provide for Transactions on any one Pricing Day up to but not exceeding the Daily Maximum Bullion Delivery Value. In the event that the Aggregate Delivery Amount on any one Pricing Day exceeds the Daily Maximum Bullion Delivery Value; then Party A shall be entitled to refuse to accept to enter into any further Transactions hereunder in respect of that Pricing Day.

(b)	Aggregate Maximum Bullion Delivery Value. This Master Confirmation shall provide for Transactions up to but not exceeding the Aggregate Maximum Bullion Delivery Value. In the event that the cumulative Aggregate Delivery Amount for all Transactions entered into under this Master Confirmation exceeds the Aggregate Maximum Bullion Delivery Value; Party A shall be entitled to refuse to accept to enter into any further Transactions hereunder.

Where:

“Daily Maximum Bullion Delivery Value” means [USD 250,000,000 (two-hundred-fifty-million)], where the Aggregate Delivery Amount in respect of Transactions on any one Pricing Day shall have been converted into a USD value using the Bullion/U.S. Dollar Exchange Rate on the relevant Pricing Day; and

“Aggregate Maximum Bullion Delivery Value” means [USD 5,000,000,000 (five billion)], where the cumulative Aggregate Delivery Amount in respect of all Transactions entered into under this Master Confirmation shall have been converted into a USD value using the Bullion/U.S. Dollar Exchange Rate on the relevant Pricing Day.

For the avoidance of doubt, each of the above limits shall operate severally and not jointly. And provided that, in the event the these provisions shall apply, the Parties shall enter into discussions with a view to agreeing between them the terms of a new Master Confirmation and a new Daily Maximum Bullion Delivery Value and Aggregate Maximum Bullion Delivery Value which shall apply to that Master Confirmation.]

Term of this Master Confirmation. This Master Confirmation shall continue in effect for a period of [two] years (the “Term”) from the date of the Agreement (the “Confirmation Expiration Date”). Either Party shall be entitled, at least [six (6) calendar month’s] prior to the Confirmation Expiration Date, to serve upon the other Party a notice in writing (“Confirmation Extension Notice”) requesting that the Term be extended.

In the event that neither Party serves upon the other an Confirmation Extension Notice, this Master Confirmation shall cease to be in effect as and from the Confirmation Expiration Date and no further Transactions shall be entered into hereunder. In the event that either Party has served upon the other a Confirmation Extension Notice, then this Master Confirmation shall continue in effect for an additional [two] years (the “Confirmation Extension Period”) on substantially the same terms, but including any such additional terms as the Parties may between them agree, acting reasonably, during the period between date on which the Confirmation Extension Notice is given until the Confirmation Expiration Date; provided that if the Parties cannot agree any such additional terms during that period, this Master Confirmation shall automatically continue to apply, on the same terms, as between the Parties from the Confirmation Expiration Date until such time as the Parties reach agreement on any such additional terms. These same provisions shall apply to the first such Confirmation Extension Period and to any subsequent Confirmation Extension Period, and so on and so forth.

Commercial Terms

General:

Trade Date:

Commodity:	Gold Bullion (as defined in the Commodity Definitions)

Effective Date:	Trade Date

Termination Date:	In respect of each Transaction, the DDA Delivery Date or final delivery in respect of such Transaction, if later.

Delivery Dates:	Each DDA Delivery Date for Bullion applicable to the Transaction and, only to the extent necessary to discharge any Final Delivery Amount attributable to the relevant Transaction, each such DDA Delivery Date following an Early Termination Date.

Term:	In respect of each Transaction, the period commencing on the Effective Date and ending on the Termination Date.

Business Day:	[London, New York]

Calculation Agent:	As per the Agreement. Whenever the Calculation Agent is required to act, it will do so in good faith and in a commercially reasonable manner and its determination and calculations shall be binding in the absence of manifest error.

Price Source:	The Index Sponsor (or its successor).

Pricing Day:	As per the Agreement.

Initial Price:	Not Applicable

Delivery Amount Details:

Daily Delivery Amount:	Calculated pursuant to Appendix II of the Agreement and set forth on the Adjustment Notice for the relevant Transaction.

Aggregate Delivery Amount:	As per the Adjustment Notice for the relevant Transaction.

True-Up Amount:	As per the Adjustment Notice for the relevant Transaction.

Delivery Amount Payer:	As per the Adjustment Notice for the relevant Transaction.

Delivery Amount Receiver:	As per the Adjustment Notice for the relevant Transaction.

Delivery Account Details:	As per the Adjustment Notice for the relevant Transaction.

Swap Fee Details:

Swap Fee Amount Payer:	Party B

Swap Fee Amount:	The Swap Fee Amount shall be reflected in the Daily Delivery Amount set forth in the Adjustment Notice for the relevant Transaction and for purposes of Appendix II to the Agreement, the Swap Spread used in the formulae contained therein shall be [●].

Provisions relating to Market Disruption:

Market Disruption Events:	For the purposes of this Master Confirmation and any Transaction, the “Market Disruption Events” specified for the purposes of the provisions of Section 7.4 of the Commodity Definitions shall not apply, and shall be replaced with the following “Market Disruption Events” as set out below:

(i) Price Source Disruption; (ii) Hedging Disruption/Change in Law; and (iii) Bullion Settlement Disruption. For the avoidance of doubt, no “Additional Market Disruption Events” shall apply.

The following definitions shall apply for the purposes of the “Market Disruption Events” set out above:

“Price Source Disruption” means in respect of any Pricing Day and the Index, either: (i) the Index is not published and available on the relevant display page of the Bloomberg or Reuters Monitor Money Rates service, or any successor at 5:00 p.m. London time on such Pricing Day; or (ii) the Calculation Agent determines that the level of the Index displayed on the relevant display page of the Bloomberg or Reuters Monitor Money Rates service, or any successor, on such Pricing Day is manifestly incorrect.

“Hedging Disruption/Change in Law” means that, in relation to a Transaction:

(i)       (A) due to the adoption, enactment, ratification or promulgation of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority of any applicable law or regulation (including any action taken by a taxing authority), Party A determines acting in good faith and in a commercially reasonable manner that it has become impossible or impracticable for Party A to hold; acquire or dispose of any Hedge Position relating to such Transaction; or

(ii)      Party A determines acting in good faith and in a commercially reasonable manner that it is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any Hedge Position relating to such Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or Hedge Position (and for this purpose Party A and Party B acknowledge and agree that a Hedging Disruption/Change in Law will occur under this sub-paragraph (ii) if Party A determines in good faith and in a commercially reasonable manner that it is unable, after using commercially reasonable efforts, to do either or both of (A) and (B) above in New York notwithstanding that Party A may be able to do so in another location or jurisdiction); or

(iii)     For any reason or cause whatsoever: (a) Party A will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) in any jurisdiction in which Party A chooses to perform its obligations under such Transaction which must also be one or more of the following jurisdictions: United States of America, United Kingdom, Japan, Hong Kong and any other jurisdiction which is the issuer of a Currency used in the Index, or any other jurisdiction notified by Party A to Party B from time to time in connection with which Party B has provided its consent (such consent not to be unreasonably withheld or delayed); (b) Party A has notified Party B or Party B’s agent by e-mail or fax (and in the case of notification to Party B’s agent only, confirmed by telephone) within one Local Business Day of a Party A Relevant Person becoming aware of such materially increased cost of (i) such materially increased cost, (ii) the date from which such materially increased cost would become applicable, and (iii) the revised terms of the relevant Transaction which would compensate Party A for such materially increased cost (as determined by Party A in a commercially reasonable manner); and (c) Party B does not agree to such revised terms or fails to respond to Party A in connection with such revised terms by the Notification Time. For the purposes of this sub-clause (c), “Notification Time” means six hours following the time of receipt of notification by Party B or Party B’s agent, as applicable, in accordance with (b) above or, if later, 10:00 a.m. (London time) on the Local Business Day falling immediately prior to the date specified in the notification referred to in (b) (ii) above as the date from which the materially increased cost set out therein will become applicable; provided that, if the date on which the notification referred to in (b) above is received by Party A falls on or after the Local Business Day falling immediately prior to the date set out in that notification as the date from which the materially increased cost will become applicable, the Notification Time shall be 60 minutes following the time of receipt of notification by Party B or Party B’s agent, as applicable, in accordance with (b) above or, if later, 2:30 pm (London time) on that day.

If a Hedging Disruption/Change in Law does not occur on account of Party B agreeing to the revised terms of the relevant Transaction as notified in accordance with (b) above but Party B subsequently gives written notice that it no longer wishes to continue that Transaction on such revised terms to Party A prior to 10:00 a.m. (London time) on a Local Business Day; then a Hedging Disruption/Change in Law will occur on that Local Business Day.

For this purpose:

“Hedge Positions” means any purchase, sale, entry into or maintenance of one or more (i) foreign exchange positions or contracts or (ii) Bullion positions; or (iii) any other instruments or arrangements (howsoever described), in each case by Party A in order to hedge, individually (in whole or in part) or on a portfolio basis, the Transaction. Without limitation to the generality of the foregoing , it is acknowledged and agreed that Party A may enter into Hedge Positions traded in locations outside its jurisdiction of incorporation (including, without limitation, New York) and/or through affiliates located outside Party A’s jurisdiction of incorporation (including, without limitation, New York). Inability to enter into such Hedge Positions may result in a Hedging Disruption/Change in Law occurring; and

“Party A Relevant Person” means an employee of Party A with the position of Vice-President, Executive Director or Managing Director (or other substantively equivalent title) of Party A and who is directly involved in or has responsibility for the trading or administration of Transactions at the time that such employee becomes aware of the relevant increased cost.

“Bullion Settlement Disruption” means, in respect of the Index and a Transaction, that: (i) an Aggregate Delivery Amount relevant to such Transaction is not deliverable on the day which would have been the DDA Delivery Date applicable to that Aggregate Delivery Amount on account of such day being a Bullion Settlement Disruption Day the (“Scheduled Delivery Date”); and (ii) each of the four immediately following Bullion Business Days is also a Bullion Settlement Disruption Day in respect of the applicable Bullion. The date of the occurrence of a Bullion Settlement Disruption shall be such fourth Bullion Business Day immediately following the Scheduled Delivery Date.

A “Bullion Business Day” for this purpose shall be a Business Day on which the market operated by the Market Association for Bullion is open for the transaction of business.

Disruption Fallbacks:

For the purposes of this Master Confirmation and any Transaction, the “Disruption Fallbacks” specified for the purposes of the provisions of Section 7.5 of the Commodity Definitions shall not apply, and shall be replaced with the following “Disruption Fallbacks” as set out below:

(i)       For the purposes of a “Price Source Disruption”, the “Disruption Fallback” shall be “Fallback Reference Price”.

(ii)      For the purposes of a “Hedging/Change in Law Disruption”, the “Disruption Fallback” shall be “Hedging Disruption/Change in Law Termination”.

(iii)     For the purposes of a “Bullion Settlement Disruption”, the “Disruption Fallback” shall be “Cancellation and Payment”.

The following definitions shall apply for the purposes of the “Disruption Fallbacks” set out above:

“Fallback Reference Price” means, in relation to a Price Source Disruption and a Pricing Day, that the Calculation Agent will determine the “Closing Level” (being the closing level of the Index determined in accordance with the Index Rules in respect of such Pricing Day) as: (a) the Closing Level of the Index as displayed on the relevant display page of the Reuters Monitor Money Rates Service, or any successor at 5:00 p.m. London time on the relevant Pricing Day; or (b) if such Closing Level is not so displayed at such time or the Calculation Agent determines that the level of the Index as so displayed is manifestly incorrect the Closing Level of the Index in respect of such Pricing Day as may be notified to the Calculation Agent at its request by the

Index Provider on and in respect of such Pricing Day. In the event that the Index cannot be determined pursuant to the preceding sentence and if a Price Source Disruption continues for a period of five (5) consecutive Pricing Days: (a) the Transaction will terminate on such fifth (5th) Pricing Day with immediate effect; (b) any Aggregate Delivery Amount then outstanding and undelivered on and including such Pricing Day and attributable to the relevant Terminated Transaction on such date shall continue to be Delivered on each successive DDA Delivery Date until no further Aggregate Delivery Amount remains outstanding, in accordance with Part 8 of the Agreement as a Final Delivery Amount; and (c) subject to the fulfilment of the Delivery of such Final Delivery Amount as per (b) above, each Party shall be discharged from all further obligations in respect of any Delivery or otherwise in respect of that Transaction.

“Hedging Disruption/Change in Law Termination” means, in respect of a Transaction which is subject to Hedging Disruption/Change in Law: (a) the Aggregate Delivery Amount determined in respect of the Pricing Day on which Party A notifies Party B of the occurrence or existence of such Hedging Disruption/Change in Law shall be deemed to be the Final Delivery Amount in accordance with Part 8 of the Agreement in respect of the Transaction so affected; (b) the Transaction shall terminate on such Pricing Day; and (c) subject to the fulfilment of the Delivery of such Final Delivery Amount as per (b) above, each Party shall be discharged from all further obligations in respect of any Delivery or otherwise in respect of that Transaction.

“Cancellation and Payment” If a Bullion Settlement Disruption occurs with respect to a Transaction then an Additional Termination Event will be deemed to occur without any notice or further action being required. That Transaction shall be the sole Affected Transaction, the Early Termination Date shall be the date of the occurrence of the Bullion Settlement Disruption and the Party which (in the absence of the Bullion Settlement Disruption) would have been required to make the relevant Delivery shall be the sole Affected Party. For the avoidance of doubt, the Early Termination Amount in respect of the aforementioned Additional Termination Event shall be payable in Bullion at such time as Bullion can be delivered.

Notice Provisions relating to Market Disruption:

Notifications:

For the purposes of this Master Confirmation and any Transaction, any notice provisions for the purposes of Section 7.4 and Section 7.5 of the Commodity Definitions shall, to the extent that they are inconsistent herewith, not apply, and shall be replaced with the following.

Party A shall notify Party B in writing, in the manner provided for in this Agreement of:

(i)       the occurrence or anticipated occurrence of a Disruption Event in respect of the Index;

(ii)      the cessation of that Disruption Event; and

(iii)     the termination of any Transaction as a result of such Disruption Event,

in each case promptly upon becoming aware of the same.

Additional Provisions:

Business Day Convention:	[Following]

Bullion Business Day Convention:	[Following]

Offices:	The Office of the Party A is: [●] The Office of the Party B is: [●]

Representations:	As per the Agreement.

Contracts (Rights of Third Parties) Act 1999:	The Parties to this Transaction do not intend any of its terms to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person other than the Parties themselves and, after any proper assignment, by such permitted assignees.

Recording of Conversations:	Each Party to this Transaction acknowledges and agrees to the recording of conversations between trading and marketing personnel of the Parties to this Transaction, whether by one or the other or both of the Parties or their agents.

Counterparts:	This Confirmation may be executed in one or more counterparts (including by facsimile), each of which when executed and delivered shall be deemed to be an original instrument and all of which when taken together shall constitute one and the same agreement.

This Confirmation supersedes and replaces any other deal acknowledgment or confirmation (including any electronic or phone confirmation), if any, sent in connection with this Transaction on or prior to the date hereof, and any amendments, replacements or supplements to any electronic confirmation sent in connection with this Transaction after the date hereof. Please acknowledge your acceptance or request for amendment to this Confirmation [as soon as possible (but in any event within [one day]) by email, fax or phone].

MERRILL LYNCH INTERNATIONAL	WORLD CURRENCY GOLD TRUST, acting in respect of LONG DOLLAR GOLD TRUST

Name:	Name:

Title:	Title:

APPENDIX II

Swap Formulae

1.	Notional Settled

The Notional Settled on Business Day t-1 shall be an amount in ounces of Bullion calculated in accordance with the following formula (rounded to 5 decimal places with 0.000005 being rounded up):

t-1 in respect of particular Business Day t, refers to the immediately preceding Business Day;

NSt-1 is the Aggregate Metal Entitlement Settled on Business Day t-1;

SESt-1 is the number of Shares settled on Business Day t-1 less the number of Shares for which a Redemption Order has been received prior to Pricing Day t-1;

EMEt-1 is the Estimated Metal Entitlement for Business Day t-1;

2.	Notional Unsettled

The Notional Unsettled on Business Day d is an amount in ounces of Bullion calculated in accordance with the following formula (rounded to 5 decimal places with 0.000005 being rounded up):

NUd is the aggregate Notional Unsettled on Business Day d for which a Creation Order was received on day T and for which Business Day t is the Settlement Date;

SEUd is the number of Shares on Business Day d for which a Creation Notice was received on Business Day T, and for which day t is the Settlement Date;

EMEd is the Estimated Metal Entitlement for Business Day d;

3.	Estimated Metal Entitlement

The Estimated Metal Entitlement on Business Day t-1 is an estimated quantity in ounces of Bullion per Share calculated in accordance with the following formula rounded to 5 decimal places with 0.000005 being rounded up):

Where:

MEt-2	is the Metal Entitlement for Business Day t-2 as published by the Administrator on that day;

D	number of calendar days between t-1 and t-2;

TER	is the annual Total Expense Ratio as defined in the latest prospectus;

SS	Swap spread as agreed in the ISDA

IMt-1	refers to the index published in ounce terms on Business Day t-1.

n	number of calendar days in which day t falls

4.	Daily Marked-To-Market

The Daily Marked-To-Market is an amount in ounces of Bullion determined using the following formulae (rounded to 5 decimal places with 0.000005 being rounded up):

t refers to the applicable Business Day;

t-1 in respect of particular Business Day t, refers to the immediately preceding Business Day;

MtMt is the Daily Marked-To-Market on Business Day t;

TNSt-1 is the total of number of Shares settled and unsettled on Business Day t-1 less the number of Shares for which a Redemption Order has been received prior to Pricing Day t-1;

EMEt-1 is the Estimated Metal Entitlement for Business Day t-1;

IMt refers to the index published in ounce terms on Business Day t

SS Swap spread as agreed in the ISDA

D number of calendar days between t-1 and t-2

n number of calendar days in which day t falls

For the avoidance of doubt, on any day that is not an Index Business Day, the Daily Marked-to-Market will only be the Swap Spread.

5.	Daily Delivery Amount

The Daily Delivery Amount is an amount in ounces of Bullion determined using the following formulae (rounded to 5 decimal places with 0.000005 being rounded up):

t refers to the applicable Business Day;

t-1 in respect of particular Business Day t, refers to the immediately preceding Business Day;

NSt-1 refers to Notional Settled on Business Day t-1

T refers to a Business Day upon which a Creation Order is received;

d represents each Business Day from and including T until but not including t;

NUd is the aggregate Notional Unsettled on Business Day d for which a Creation Order was received on day T and which for which Business Day t is the Settlement Date

IMt refers to the index published in ounce terms on Business Day t.

SS Swap spread

D number of calendar days between t-1 and t-2

n number of calendar days in which day t falls

The DDAt is settled on T+2 by 12:00pm EST

[5.	True-Up Amount

When the Fund receives orders for Shares prior to a day that is a New York Business Day and a London Business Day (each as defined in the Index Rules), but which is not a Gold Business Day or an FX Basket Business Day (each as defined in the Index Rules), orders for Shares will be executed against the Index level published on the next Index Business Day (as defined in the Index Rules). The True-up Amount shall be calculated as follows:

Where:

t	refers to the day that would be a New York Business Day and a London Business Day but would not be a Gold Business Day or an FX Basket Business Day following the day on which an order was received by the Fund;

T	refers to the first Index Business Day following t;

IT	refers to the Index level published on T;

It	refers to the Index level published on the Index Business Day immediately preceding t;

MEt	Metal Entitlement for t;

ADJSt	Adjustment per Share for the orders received on the New York Business Day immediately preceding t;

ADJOt	Adjustment per order for the orders received on the New York Business Day immediately prior to t.

NSOt	Number of Shares for orders received on the New York Business Day immediately prior to Business Day t.

APPENDIX III

FORM OF ADJUSTMENT NOTICE

Adjustment Notice

Date:	[●]

To:	[●]

From:	Merrill Lynch International (“MLI”); 2 King Edward Street; London, EC1A 1HQ; United Kingdom

Reference:	[●]

The purpose of this Adjustment Notice (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”).

This Confirmation supplements, forms part of, and is subject to, the Master Confirmation dated as of [●], as amended and supplemented from time to time (the “Master Confirmation”), entered into between us.

All provisions contained in the Master Confirmation govern this Confirmation except as expressly modified below.

General Terms:

Trade Date:	[●]

Effective Date:	[●]

Delivery Date:	Being the DDA Delivery Date for the Bullion applicable to the relevant Transaction; provided that this shall include, but only to the extent necessary to discharge any Final Delivery Amount attributable to the relevant Transaction, each such DDA Delivery Date following an Early Termination Date.

Bullion Transaction Settlement Date:	[Trade Date + 2]

Delivery Amounts:

Daily Delivery Amount:	[●]

True-up Amount:	[●]

Aggregate Delivery Amount:	[●]

Delivery Amount Payer:	[●]

Delivery Amount Receiver:	[●]

This Confirmation supersedes and replaces any other deal acknowledgment or confirmation (including any electronic or phone confirmation), if any, sent in connection with this Transaction on or prior to the date hereof, and any amendments, replacements or supplements to any electronic confirmation sent in connection with this Transaction after the date hereof. Please acknowledge your acceptance or request for amendment to this Confirmation [as soon as possible (but in any event within [one day]) [to be discussed] by email, fax or phone].

MERRILL LYNCH INTERNATIONAL	WORLD CURRENCY GOLD TRUST, acting in respect of LONG DOLLAR GOLD TRUST

Name:	Name:

Title:	Title: